Exhibit 99

C-COR REPORTS FINANCIAL RESULTS FOR FIRST QUARTER

FISCAL YEAR 2004

State College, PA (October 23, 2003) – C-COR.net Corp. (Nasdaq: CCBL), a global provider of broadband communications products, software systems, and services, today reported its financial results for the quarter ended September 26, 2003. Net sales for the first quarter of fiscal year 2004 were $56.8 million compared to $44.6 million for the same period last year, an increase of 27%. Bookings in the first quarter were $60.6 million for a book-to-bill ratio of 1.07.

Net income for the first quarter of fiscal year 2004 was $4.8 million, compared to a net loss of $7.3 million for the same period last year. Earnings per share on a diluted basis for the first quarter of fiscal year 2004 were $.13, compared to a loss per share of $.20 a year ago. The results for the first quarter of fiscal year 2004 reflect the sale of approximately $2.2 million of inventory that was previously fully reserved, the collection of approximately $661,000 in delinquent accounts receivable that were previously reserved, and the favorable settlement of a liability for $700,000 less than its accrued value. These items reduced cost of sales by approximately $2.2 million and selling and administrative expense by approximately $1.4 million in the first quarter.

C-COR anticipates that net sales for the second quarter of fiscal year 2004, ending December 26, 2003, will be between $57 million and $60 million with earnings per diluted share of between $.04 and $.07.

As previously reported, beginning with fiscal year 2004, the Company no longer includes pro forma results in its earnings releases. Corporate management will discuss C-COR’s financial results on a conference call today at 9:45 AM (ET). For information on how to access the conference call, refer to C-COR’s news release dated September 25, 2003 (posted on the C-COR web site at www.c-cor.net), or contact Investor Relations at 814-231-4402 or 814-231-4438.

About C-COR (www.c-cor.net)

C-COR is a leading provider of premium quality, globally-oriented optical, digital video transport, and RF telecommunication products; operation support software solutions; and high-end technical field services—a triple play for cost-effective delivery of voice, video, and high-speed data over advanced HFC (Hybrid Fiber Coax) broadband networks. Headquartered in the U.S. with facilities worldwide, C-COR’s mission is to provide our customers with second-to-none network integrity throughout the full network life cycle. During 2003, C-COR is celebrating its 50th anniversary with activities linking its rich tradition of innovation, entrepreneurship, leadership, and commitment to the cable industry to its vision for the future. C-COR’s common stock is listed on the Nasdaq National Market (Symbol: CCBL) and is a component of the Russell 2000 Stock Index.

C-COR.net Corp.

Condensed Consolidated Statements of Operations

(unaudited, In thousands except per share amounts)

	Thirteen Weeks Ended
	September 26,	September 27,
	2003	2002

Net sales	$56,767	$44,635
Cost of sales	36,746	34,426

Gross margin	20,021	10,209
GM%	0	0
Operating expenses:
Selling and administrative	9,204	11,767
Research and product development	5,242	6,402
Amortization of intangibles	550	293
Acquired in-process technology charge	0	1,560
Restructuring costs	0	211

Total operating expenses	14,996	20,233
Income (loss) from operations	5,025	(10,024)
Interest expense	(21)	(222)
Investment income	94	591
Foreign exchange gain (loss)	109	(1,709)
Other income, net	32	733

Income (loss) before income taxes	5,239	(10,631)
Income tax expense (benefit)	411	(3,373)

Net income (loss)	$4,828	$(7,258)

Net income (loss) per share:
Basic	$0.13	$(0.20)
Diluted	$0.13	$(0.20)
Weighted average common shares and common share equivalents
Basic	36,557	36,347
Diluted	37,005	36,347

C-COR.net Corp.

Consolidated Balance Sheets

(in thousands of dollars)

	September 26,	June 27,
	2003	2003
	(unaudited)

ASSETS
Current assets
Cash and cash equivalents	$28,977	$22,609
Restricted cash	2,300	2,300
Accounts receivable, net	37,622	35,750
Inventories	26,520	30,438
Other	3,444	4,762

Total current assets	98,863	95,859

Property, plant and equipment, net	22,467	24,418
Goodwill	15,034	15,034
Other intangible assets, net	3,386	3,936
Deferred taxes	518	507
Other long-term assets	3,022	3,091

Total	$143,290	$142,845

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$18,135	$20,299
Accrued liabilities	34,576	37,260
Line-of-credit and short-term credit obligations	0	0
Deferred taxes	533	528
Current portion of long-term debt	171	175

Total current liabilities	53,415	58,262

Long-term debt, less current portion	895	938
Other long-term liabilities	2,220	2,116
Redeemable convertible preferred stock	0	0
Shareholders’ equity	86,760	81,529

Total	$143,290	$142,845

Some of the information presented in this announcement constitutes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent the Company’s judgment regarding future events, and are based on currently available information. Although the Company believes it has a reasonable basis for these forward-looking statements, the Company cannot guarantee their accuracy and actual results may differ materially from those the Company anticipated due to a number of uncertainties, many of which the Company is not aware. Factors which could cause actual results to differ from expectations include, among others, capital spending patterns of the communications industry, changes in regard to significant customers, the demand for network integrity, the trend toward more fiber in the network, the Company’s ability to develop new and enhanced products, the Company’s ability to provide complete network solutions, continued industry consolidation, the development of competing technology, the global demand for the Company’s products and services, and the Company’s ability to integrate acquisitions and achieve its strategic objectives. For additional information concerning these and other important factors that may cause the Company’s actual results to differ materially from expectations and underlying assumptions, please refer to the reports filed by the Company with the Securities and Exchange Commission.